PLAN OF ACQUISITION
High Income Fund and High Yield Fund
The Board of Directors (the “Board”) of Principal Funds, Inc., a Maryland corporation (“PFI”), deems it advisable that the High Yield Fund, a series of PFI (“High Yield”), acquire all of the assets of the High Income Fund, a series of PFI (“High Income”), in exchange for the assumption by High Yield of all of the liabilities of High Income and for shares issued by High Yield, which are thereafter to be distributed by High Income pro rata to its shareholders in complete liquidation and termination of High Income and in exchange for all of High Income’s outstanding shares.
High Income will transfer to High Yield, and High Yield will acquire from High Income, all of the assets of High Income on the Closing Date, as defined below, and will assume from High Income all of the liabilities of High Income in exchange for the issuance of the number and class of shares of High Yield determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of High Income of the corresponding class in complete liquidation and termination of High Income and in exchange for all of High Income's outstanding Institutional Class shares. High Income will not issue, sell, or transfer any of its shares after the Closing Date, and only redemption requests received by High Income in proper form prior to the Closing Date shall be fulfilled by High Income. Redemption requests received by High Income thereafter will be treated as requests for redemption of those shares of High Yield allocable to the shareholder in question.
High Income will declare, and High Yield may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
On the Closing Date, High Yield will issue to High Income a number of full and fractional Institutional Class shares of High Yield, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the corresponding share class of High Income. The aggregate value of the net assets of High Income and High Yield shall be determined in accordance with the then-current Prospectus of PFI as of close of regularly scheduled trading on the New York Stock Exchange (“NYSE”) on the Closing Date.
The closing of the transactions contemplated in this Plan of Acquisition (the “Plan”) shall be held at the offices of Principal Global Investors, LLC (“PGI”), 711 High Street, Des Moines, Iowa 50392 on or about the close of regularly scheduled trading on the NYSE (normally 3:00 p.m., Central Time) on ______________, 2025, or on such other date as PFI management may determine (the “Closing”). The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”
In the event that on the Closing Date (a) the NYSE is closed for other than customary weekend and holiday closings or (b) trading on the NYSE is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for High Yield or High Income to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
As soon as practicable after the Closing, High Income shall (a) distribute on a pro rata basis to the Institutional Class shareholders of record of High Income at the close of business on the Closing Date the shares of High Yield of the corresponding class received by High Income at the Closing in exchange

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for all of High Income's outstanding shares, and (b) be liquidated in accordance with applicable law and PFI’s Articles of Incorporation.
For purposes of the distribution of shares of High Yield to shareholders of High Income, High Yield shall credit its books an appropriate number and class of its shares to the account of each shareholder of High Income. No certificates will be issued for shares of High Yield. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of High Income, shall be deemed for all purposes of PFI’s Articles of Incorporation and Bylaws to evidence the appropriate number and class of shares of High Yield to be credited on the books of High Yield in respect of such shares of High Income as provided above.
High Income will, within a reasonable period of time before the Closing Date, furnish High Yield with a list of High Income’s portfolio securities and other investments. High Yield will, within a reasonable period of time before the Closing Date, identify the securities, if any, on High Income's list referred to in the foregoing sentence that High Yield wishes to receive from High Income and otherwise how High Yield wishes High Income’s portfolio to be repositioned prior to the Closing in accordance with High Yield’s investment objective, policies, and strategies. High Income, if requested by High Yield, will reposition its portfolio as directed by High Yield prior to the Closing. In addition, if it is determined that the portfolios of High Income and High Yield, when aggregated, would contain investments exceeding certain percentage limitations applicable to High Yield with respect to such investments, High Income, if requested by High Yield, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing. Notwithstanding the foregoing, nothing herein will require High Income to dispose of or purchase any investments or securities if, in the reasonable judgment of the Board or PGI, the investment advisor to High Income and High Yield, such disposition would adversely affect the status of the transactions contemplated in this Plan as a “reorganization,” as such term is used in Section 368(a) of the Internal Revenue Code of 1986, as amended, or would otherwise not be in the best interests of High Income.
Prior to the Closing Date, High Income shall deliver to High Yield a list setting forth the assets to be assigned, delivered, and transferred to High Yield, including the securities then owned by High Income and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by High Yield pursuant to this Plan.
All of High Income’s portfolio securities shall be delivered by High Income’s custodian on the Closing Date to High Yield or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, as amended, transferred to an account in the name of High Yield or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from High Income’s account at its custodian to High Yield’s account at its custodian. If on the Closing Date High Income is unable to make good delivery to High Yield’s custodian of any of High Income’s portfolio securities because such securities have not yet been delivered to High Income’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and High Income shall deliver to High Yield’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to High Yield, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by High Yield.

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This Plan may be abandoned and terminated, whether before or after notification to the shareholders of High Income, if the Board believes that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either fund. This Plan may be amended by the Board at any time, except that after notification to the shareholders of High Income, no amendment may be made with respect to the Plan that in the opinion of the Board materially adversely affects the interests of the shareholders of High Income.
Except as expressly provided otherwise in this Plan, PGI will pay or cause to be paid all out-of-pocket fees and direct expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants’ fees, legal fees, registration fees, and printing expenses.
This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Plan are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
Remainder of Page Intentionally Blank

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IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed as of the _____ day of ____________, 202_.

PRINCIPAL FUNDS, INC. on behalf of the following Acquired Fund: High Income Fund

By:
Name:
Title:

PRINCIPAL FUNDS, INC. on behalf of the following Acquiring Fund: High Yield Fund

By:
Name:
Title:

PRINCIPAL GLOBAL INVESTORS, LLC
(solely in connection with the payment of expenses)

By:
Name:
Title:

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